CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of New Alternatives Fund and to the use of our report dated February 26, 2016 on the financial statements and financial highlights of New Alternatives Fund, a series of shares of beneficial interest in New Alternatives Fund. Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 26, 2016